Exhibit 99.1

Fred's Earnings Per Share Increases 11% to $0.31 for the First Quarter of 2013

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 30, 2013--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the first quarter ended May 4, 2013.

For the first quarter ended May 4, 2013, Fred's net income increased 9.1% to $11.4 million compared with net income of $10.5 million in the first quarter ended April 28, 2012. Earnings per diluted share increased 10.7% to $0.31 for the first quarter from $0.28 for the same period last year.

Fred's total sales for the first quarter of fiscal 2013 increased 0.2% to $501.5 million from $500.5 million for the same period last year. Comparable store sales for the quarter declined 1.3% versus a decrease of 0.4% for the first quarter last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are very pleased with our first quarter results, which topped the high end of our earnings guidance for the period. These improvements reflected the immediate impact of our recently launched reconfiguration plan, as we outperformed in gross margin results and expense management. Given the unusual weather conditions that affected top-line growth during the quarter, our team's ability to control expenses was one of the primary reasons we were at the high end of expectations.

"As we outlined in our recent year-end conference call, the team has set an aggressive plan for 2013," Efird continued. "This includes implementing the initiatives of our reconfiguration plan targeting pharmacy department growth, expanding our specialty drug program, and rolling out our expanded auto and hardware program. We also will continue to update and refine our new prototypes and launch the test of the destination stores. We are guardedly optimistic about the second quarter and expect that earnings from operations for the quarter will improve in the range of approximately 25% to 75% compared with the same period last year. The $0.12 per share tax rate benefit recorded in the second quarter last year will not be available in 2013."

Fred's gross profit for the first quarter of 2013 increased 2.1% to $151.0 million from $147.8 million in the prior-year period. Gross margin for the quarter increased to 30.1% compared with 29.5% in the same quarter last year. The margin improvement is primarily attributed to the pharmacy department effect of the brand to generic mix shift.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, deleveraged 50 basis points to 26.6% of sales from 26.1% of sales in the prior-year quarter. The deleveraging of expenses was primarily attributable to new store and pharmacy department growth.

For the first quarter of 2013, operating income, which is equivalent to earnings before interest and taxes or EBIT, a non-GAAP measure, improved to $17.8 million or 3.5% of sales from $17.1 million or 3.4% of sales in the prior-year period.

For the first quarter of 2013, earnings before interest, taxes, depreciation and amortization or EBITDA, also a non-GAAP measure that further excludes depreciation and amortization from EBIT, was $28.1 million or 5.6% of sales compared with $26.5 million or 5.3% of sales in the year-earlier quarter.

During the first quarter, Fred's opened one full-service store and three Xpress pharmacy locations, which were offset by the closure of one full-service store.

The Company provides the following guidance for the second quarter of 2013:

  Total sales for the second quarter are expected to increase in the range of 2% to 4%.
  Comparable store sales are expected to be approximately flat in the second quarter.
  Earnings per diluted share for the second quarter are forecasted to be in the range of $0.06 to $0.09 compared with $0.17 last year. Last year's results included $0.12 per share due to a one-time favorable tax rate benefit.
  Based on this outlook, the Company continues to expect total earnings per diluted share for 2013 to be in the range of $0.77 to $0.88.

Currently, Fred's, Inc. operates 715 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter 2013 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 30, 2013.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended May 4, 2013	13 Weeks Ended April 28, 2012	Percent Change

Net sales	$501,495	$500,505	0.2%
Operating income	$17,784	$17,101	4.0%
Net income	$11,411	$10,458	9.1%
Net income per share:
Basic	$0.31	$0.28	10.7%
Diluted	$0.31	$0.28	10.7%
Average shares outstanding:
Basic	36,507	36,977
Diluted	36,621	37,110

FRED'S, INC. Unaudited Fiscal 2013 First Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended May 4, 2013	% of Total	13 Weeks Ended April 28, 2012	% of Total
Net sales	$501,495	100.0%	$500,505	100.0%
Cost of goods sold	350,476	69.9%	352,663	70.5%
Gross profit	151,019	30.1%	147,842	29.5%
Depreciation & amortization	10,301	2.1%	9,364	1.9%
Selling, general and administrative expenses	122,934	24.5%	121,377	24.2%
Operating income	17,784	3.5%	17,101	3.4%
Interest expense, net	135	0.0%	137	0.0%
Income before income taxes	17,649	3.5%	16,964	3.4%
Provision for income taxes	6,238	1.2%	6,506	1.3%
Net income	$11,411	2.3%	$10,458	2.1%
Net income per share:
Basic	$0.31		$0.28
Diluted	$0.31		$0.28
Weighted average shares outstanding:
Basic	36,507		36,977
Diluted	36,621		37,110

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	May 4, 2013	April 28, 2012

ASSETS:
Cash and cash equivalents	$7,795	$7,819
Inventories	369,883	360,298
Receivables	34,875	33,064
Other non-trade receivables	30,667	28,192
Prepaid expenses and other current assets	13,058	12,220
Total current assets	456,278	441,593
Property and equipment, net	157,031	160,145
Intangibles	41,162	35,226
Other non-current assets	3,258	3,276
Total assets	$657,729	$640,240

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$112,906	$110,529
Current portion of indebtedness	594	1,299
Accrued expenses and other	50,910	45,268
Income taxes payable	1,418	685
Deferred income taxes	23,876	25,352
Total current liabilities	189,704	183,133

Long-term portion of indebtedness	5,190	5,912
Deferred income taxes	3,745	4,747
Other non-current liabilities	17,522	20,827
Total liabilities	216,161	214,619
Shareholders' equity	441,568	425,621
Total liabilities and shareholders' equity	$657,729	$640,240

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and
Chief Financial Officer